Exhibit 10.1

December 31, 2010

Joseph L. Herring

AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

THIS AMENDMENT TO THE EMPLOYMENT LETTER AGREEMENT (this “Amendment”) made as of the 31st day of December, 2010 (the “Effective Date”) by and between Covance Inc. (hereinafter the “Company”) and Joseph L. Herring (hereinafter the “Executive” and together with the Company, the “Parties”).

WITNESSETH:

WHEREAS, the Company and the Executive have entered into an employment letter agreement dated December 31, 2008, as amended (the “Agreement”).

WHEREAS, the Parties desire to amend the Agreement to comply with recent guidance issued with respect to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and notices promulgated thereunder and to remove certain rights of the Executive to terminate the Executive’s employment with the Company for no reason following a Change of Control (as defined in the Agreement) and receive severance.

NOW, THEREFORE, the Parties intending to be legally bound hereby agree to amend the Agreement, as of the Effective Date, as follows:

1.                                       A new paragraph shall be added in the section of the Agreement entitled “Severance” after the fourth paragraph thereof to read in its entirety as follows:

“Any such payments under subsection (i) of this Severance paragraph shall commence on the 60th day following the date of your involuntary termination.”

2.                                       The second sentence of the first paragraph of the section of the Agreement entitled “Change-of-Control” shall be amended and restated to read in its entirety as follows:

“Except as otherwise provided under the paragraph entitled “Specified Employee,” such payment will be made on the 60th day following the Event of Termination.”

3.                                       The second paragraph of the section of the Agreement entitled “Change-of-Control” shall be amended and restated to read in its entirety as follows:

“For the purposes of this Agreement, an “Event of Termination” is defined to be a termination of your employment by Covance (for reasons other than Cause or Extended Disability) or a Constructive Termination (as defined below) of your employment, in each case within 24 months following a Change-of-Control (as defined below).”

4.                                       A new section of the Agreement entitled “409A Reimbursements and In-Kind Benefits” shall be added after the section of the Agreement entitled “Outplacement” to read in its entirety as follows:

“409A Reimbursements and In-Kind Benefits.

All reimbursements of costs and expenses under this Agreement shall be made to you no sooner than the date the underlying expense is incurred and no later than December 31 of the year following the year during which you incurred the applicable cost or expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.”

5.                                       The section of the Agreement entitled “Certain Additional Payments by Covance” shall be amended and restated in its entirety as follows:

“Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, to or for the benefit of you, whether made under this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”) and if the net-after tax amount (taking into account all applicable taxes payable by you, including any Excise Tax) that you would receive with respect to such Payments does not exceed the net-after tax amount you would receive if the amount of such Payments was reduced to the maximum amount which could otherwise be payable to you without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax; (i) the latest scheduled cash Payment shall first be reduced (if necessary, to zero); (ii) after the application of clause (i), the then latest scheduled cash Payment shall be reduced (if necessary, to zero) and this process shall continue until all cash Payments have been reduced (if necessary, to zero); (iii) non-cash Payments that are included under Section 280G of the Code at full value rather than accelerated value shall next be reduced (if necessary, to zero); and (iv) all other non-cash Payments shall next be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24).

All determinations required to be made under this section, including, without limitation, whether any reduction is required and the amount of such reduction, shall be made by an accounting firm chosen by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to Covance and you within 30 days of the Event of Termination, if applicable, or such earlier time as is requested by Covance.  Any determination by the Accounting Firm shall be binding upon Covance and you.”

6.                                       The following sentence shall be added at the end of the section of the Agreement entitled “Release” to read in its entirety as follows:

“Such release must be returned to the Company and become effective no later than the 60th day following such Event of Termination or non-Cause termination.”

7.                                       This Amendment is intended only to amend the sections of the Agreement as set forth above.  Except as expressly modified herein, the Agreement remains unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have agreed that the Amendment to the Agreement shall be effective as of the Effective Date.

COVANCE INC.

By:	James Lovett
Corporate Senior Vice President, General Counsel & Secretary

Accepted as of the date first above specified:

By:	Joseph L. Herring